EXHIBIT 99.1

July 9, 2014

By Federal Express

Gregory Shepard

7028 Portmarnock Place

Bradenton, Florida 34202

Re:	Response to letter dated June 18, 2014

Dear Mr. Shepard:

The purpose of this letter is to respond to your letter of June 18, 2014 to the Boards of Directors of Donegal Group, Inc. (“DGI”) and Donegal Mutual Insurance Company (“Donegal Mutual”). In your letter, you proposed an amicable transaction in which you would (1) purchase from the holders of DGI Class A common stock (“Class A Stock”) approximately 3,971,000 shares of Class A Stock through (a) open market purchases and/or (b) privately negotiated acquisitions, or alternatively (c) a tender offer, presumably at a premium purchase price; and (2) sell your 397,100 shares of Class B common stock (“Class B Stock”) to Donegal Mutual or a third party.

In addition, you have indicated that you would like to discuss you or your representative having seats on the Boards of Directors of DGI and/or Donegal Mutual.

With respect to your proposal to purchase shares of DGI Class A Stock, we remind you that any such purchases must be accomplished in a lawful manner and that you must remain under the 10% voting power ceiling imposed on you by insurance department and other applicable regulatory requirements.

With respect to your proposal to sell shares of your Class B Stock to Donegal Mutual or a third party, we have been advised that the Board of Directors of Donegal Mutual has considered your proposal and decided not to pursue the transaction you propose. In addition, the Donegal Mutual Board has considered your request to discuss you or your representatives having seats on the Donegal Mutual Board and has determined not to engage in any such discussions.

Other than DGI’s obligations under the SEC’s tender offer rules, nothing in your proposal with respect to the purchase or sale of DGI’s securities requires any action on the part of DGI. With respect to Donegal Mutual, as indicated above, its Board has determined not to pursue the transaction you proposed in your June 18, 2014 letter.

Gregory Shepard

July 9, 2014

With respect to your request to discuss you or your representatives having seats on the DGI Board of Directors, we refer you to Section 2.3 of the Amended and Restated By-laws of DGI related to director nominations and the description of the director nomination process contained at pages 38 and 50-51 of the DGI Proxy Statement dated March 17, 2014.

With respect to your invitation to meet with the DGI and Donegal Mutual Boards of Directors to explain why you believe such an amicable transaction would be in the best interests of Donegal Mutual and DGI, and their policyholders, shareholders, employees and other constituencies, we can only respond to your invitation on behalf of the DGI Board. On behalf of the DGI Board and specifically in response to your invitation to the DGI Board, the Special Committee of the DGI Board is willing to meet with you at a mutually convenient time at the Philadelphia offices of Ballard Spahr LLP, counsel to the DGI Special Committee. If you would like to arrange such a meeting, please contact David Pittinsky, counsel to the DGI Special Committee, at (215) 864-8117.

Very truly yours,

John J. Lyons
Chairman, Donegal Group Inc.
Special Committee